Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 9, 2018, relating to the financial statements of Wigi Blockchain Technologies, Inc., as of September 30, 2017 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
April 9, 2017